EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of June 23, 2010 by and between Brainstorm Cell Therapeutics Ltd. , a company incorporated under the laws of the State of Israel and maintaining its principal place of business at 12 Bazel St. Petach Tikva, Israel (the “ Company ”), and Liat Sossover, I.D. No.      residing at        Israel (the “ Employee ”)

  WHEREAS the Company desires to engage the Employee as the company's CFO and the Employee desires to enter into such employment and represents that she has the requisite skill and knowledge to sene as such; and

  WHEREAS the parties desire to set forth herein the terms and conditions of the Employee's engagement by the Company, effective as of the date of   this Agreement, as set forth below;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.	EMPLOYMENT – GENERAL

1.1.
Employment .. Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth hereinafter. Employee shall commence her employment in the Company on June 23, 2010.

1.2.	The Position .. The Employee shall be employed as the company’s CFO (the “ Position ”) and in such capacity, she shall be subject to the direction and control of the Company's CEO.

1.3.
Position .. During the term of this Agreement, and unless and until otherwise agreed, Employee shall be employed on a 4 days a week basis. The Employee shall devote her business time, attention and efforts to the performance of her duties and responsibilities hereunder, in the above mentioned scope of work. During the term of this Agreement, Employee can be engaged to other business or professional activity 1 day a week. The employee hereby notifies the Company that she is employed by ForeScout Ltd one day a week and the Company approves such employment.

1.4.
Personal Service Contract .. The Parties hereto confirm that this is a personal service contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of Company in respect to any of its other employees or contractors. Except as expressly provided in this Agreement, employee shall not be entitled to any payments or other benefits in respect of her employment and the termination of her employment with Company.

1.5.
Special Degree of Personal Trust .. Employee acknowledges and agrees, that from the perspective of the status, responsibility and terms of employment of Employee, she shall be counted amongst those employees whose functions require a special degree of personal trust, and the conditions and circumstances of whose employment do not facilitate the supervision of their work and rest hours as those expressions are defined in the Hours of Work and Rest Law, 5711-1951 and accordingly the restrictions specified in the aforementioned Law and in the Wage Protection Law shall not apply to her employment. Employee shall not be entitled to demand or receive, inter alia, payment for overtime, as may be required by the Company, and the amount paid to him as a Salary (as defined below), shall also include full compensation for overtime hours.

2.	EMPLOYEE'S UNDERTAKINGS .. Employee hereby undertakes as follows:

2.1.	Carry out of Instructions .. To carry out all of the instructions related to her employment in accordance with the instructions of the Company's CEO.

2.2.
Fidelity .. To perform the duties and assignments imposed upon him in the scope of her employment with Company with devotion, honesty and fidelity, subject to Company's policy in effect from time to time, and to dedicate to the performance of the said duties all her know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use her best endeavors in order to consolidate Company and to advance the affairs and business of Company and the realization of its objectives.

2.3.
Conflict of Interest .. Employee declares that he is not presently involved, and he undertakes not to become involved in the future, for so long as he is an employee of Company, in any obligations towards any third party whatsoever which entail any form of conflict of interest with her employment with Company.

3.	COMPENSATION

3.1.	Salary .. In consideration for Employee's obligations under this Agreement, Company shall pay Employee a monthly gross salary of 32,000 NIS per month- 25,600 NIS for four days (the “ Salary ”).

3.2.	The employee can have a car of Level 2 for a waiver of 3K NIS per month. If the employee would like to have a higher level car the waiver will be greater.

3.3.
Payment .. The Salary shall be paid to Employee by no later than the 10th of the following month. As provided in Section 1.4 above, the Salary includes remuneration for working overtime and on days of rest, and Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. Employee acknowledges that the Salary to which he is entitled constitutes due consideration for him working overtime. The Salary, as mentioned in Section 3.1 hereto, and it alone, shall constitute the sole basis for calculating any of Employee's rights under any applicable law, and any other benefits provided under this Agreement shall not be deemed as the Salary or any part thereof.

3.4.
Statuary Deductions .. Company shall make the required statutory deductions from the Salary and from any other amount paid to Employee by Company under this Agreement, including income tax, social security and healthcare tax, and make the appropriate payments on behalf of Employee to the Income Tax Authorities, to the Institute of National Insurance and any other relevant authority.

3.5.	Additional Benefits .. Employee shall be entitled to such additional benefits, as provided in Exhibit A ..

3.6.
Expenses .. The Company will reimburse Employee for any documented, out-of-pocket expenses from time to time properly incurred by Employee in connection with her employment by Company, provided   that   such expenses have been approved in advance by Company.

3.7.	Sick Leave and Recuperation Pay .. Employee shall be entitled to sick leave and Recuperation Pay (Hebrew text) as provided by law.

3.8.
Vacation .. Employee shall be entitled to such annual vacation of 22 days per year, and no less than the number of days required by the Annual Vacation Law, 5711-1951, and such annual vacation shall be increased in accordance with the Annual Vacation Law, 5711-1951. Annual vacation may not be accumulated for over 2 years and the Company shall be entitled to redeem leave at any time.

4.	TERM OF AGREEMENT

4.1.	Term .. This Agreement shall commence on the date hereof and shall continue to be in effect for an indefinite period of time.

4.2.
Termination by Employee .. Employee shall be entitled to terminate this Agreement by giving Company a prior notice, to be delivered to Company, in writing, of 30 (thirty) days; It being understood that during such period, Employee shall (subject to the needs of the Company) continue to perform her duties for Company, including the training and initiation of her replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder.

4.3.
Termination by Company .. Company shall be entitled to terminate this Agreement, at any time, by giving Employee a prior notice, to be delivered to Employee, in writing, of 30 (thirty) days. In such event Employee shall (subject to the instructions of the Company) continue to perform her duties for the Company, including the training and initiation of her replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder. The Company shall be entitled to terminate the actual employment of Employee at any time forthwith, including during the prior notice, and to make a payment to Employee in lieu of such prior notice. Notwithstanding the foregoing, in the event that Employee had not completed at least 12 (Twelve) months of employment prior to such termination - the provisions of the applicable law regarding prior notice shall apply.

4.4.
Termination For Cause .. Notwithstanding the foregoing provisions of this Section 4, Company shall be entitled to terminate this Agreement forthwith, and without prior notice, and Employee shall not be entitled to any severance pay or other compensation whatsoever, in any of the following events: (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a directive of the Management of the Company, or disregard of a rule or policy of the Company known to the Employee or contained in a policy and procedure manual provided to the Employee, which involves the business of the Company and which was capable of being lawfully performed; (iii) embezzlement of funds of the Company or other breach of fiduciary duty toward the Company; (iv) ownership, direct or indirect, of   an interest in a person or entity in competition with the Company, without the prior written permission of the Management of the Company; and (v) disposition of company confidential information contrary to the provisions of the law of   this Agreement; (vi) willful disloyalty and/or deliberate dishonesty: (vii) material breach of any of the terms of this Agreement;

5.	PROPREITARY INFORMATION

5.1.
Proprietary Information .. The Employee acknowledge and agrees that the business of the Company and its affiliates is highly competitive and that in the course of her employment with the Company, he will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company's product research and development, including without limitation, the Company's patents, trade marks, trade secrets, intellectual property, banking information, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary; written oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.

Proprietary Information shall be deemed to include any and all   preparatory information disclosed by or on behalf of the Company and irrespective of form, but excluding information that (i) was known to the Employee prior to her association with the Company and can be so proven by documentary evidence. (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge, except as a result of a breach of this Agreement or any other obligation to the Company by the Employee or any other employee or third party or the breach of the undertakings of the Company towards any third party or (iii) is legally required by any administrative or governmental agency to be disclosed, provided that any such disclosure shall be made only to the extent required to fulfill Employee's legal obligations, and provided further that the Employee immediately notifies the Company of such obligation or requirement, prior to making any disclosure, to enable the Company to contest the requirement thereof.

5.2.
Nondisclosure .. Employees agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assignees at all times. Both during her engagement by the Company and for seven (7) years after its termination. Employee will keep in confidence and trust all Proprietary Information and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee's duties hereunder and in the best interests of the Company.

5.3.
Return of Documents .. Upon termination of her employment with the Company, and upon the Company's request, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to her work with the Company, including but not limited to notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into Employee's possession or prepared by him in connection with her Employment, and he will not take with him any documents or materials or copies thereof containing any Proprietary information.

5.4.
Third Party Information ..   Employee recognize that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes at all times. Both during her employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust. He will not trust or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform her duties as an employee of the Company and consistent with the Company's agreement with such third party. Upon termination of her employment with the Company, Employee shall act with respect to such information as set forth in Section 5.3 , mutatis mutundis.

5.5.	Survival .. The Employee's undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement.

6.	DISCLOSURE AND ASSIGNMENT OF INVENTIONS

6.1.
Contributions .. The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of her employment with the Company, he is expected to make new contributions to and create inventions of value for the Company.

6.2.
Obligation to Keep the Company Informed .. From and after the date he first became associated with the Company; Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements. designs, original works of authorship formulas, concepts, techniques, methods. systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company's business or current or anticipated research and development, whether or not patentable, copyrightable or protectable as trade secretes, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others during the period of her employment, whether or not in the course of her employment (“ Inventions” ).

6.3.	Ownership .. The Employee agrees and represents, that all Inventions as defined above, will be the sole and exclusive property of the Company or of any third party specified by the Company

6.4.
Assignment of Inventions .. The Employee hereby irrevocably transfers and assigns, and will transfer and assign in the future to the Company, or to any third party specified by the Company (a) all worldwide patents, patent applications, copyrights. mask works, trade secrets and other intellectual property rights in an\ invention; and (b) any and all “Moral Rights” (as defined below) that he may have in or with respect to any Invention. Employee also hereby forever waive and agrees never to insert any and all Moral Rights he may have in or with respect to any Invention, even after termination of her work on behalf of the Company. “ Moral Rights ” mean any rights of paternity any right to claim authorship of any Invention and all right, title and interest worldwide in such Inventions and in all intellectual property rights based upon such Inventions. To object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention whether or not such would be prejudicial to her honor or reputation and any similar right, existing under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a '“Moral Right”.

The Employee hereby warrants and represents that he or she has no rights of any kind whatsoever in, with respect to, or in connection with, any of the Proprietary Information, nor any other intellectual property, currently utilized or planned to be utilized by the Company.

6.5.
Assistance in Obtaining Patents and other Legal Protections .. The Employee agrees to assist the Company to obtain for the Company and enforce patents, copyrights, mask work rights and other legal protections for the Company's inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee’s obligation under this Section 6.5 will continue beyond the termination of her employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company's request on such assistance. The Employee hereby irrevocably appoints the Secretary of the Company as her attorney-in-fact to execute documents on her behalf for this purpose.

7.	NON - COMPETITION

7.1.
Non Competition .. The Employee agrees and undertakes that he will not. so long as he is employed by the Company and for a period of 12 months following termination of her employment for whatever reason, directly or indirectly as owner, partner, joint venturer, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatever, engage in, become financially interested in, be employed by, or have any connection with any business   or venture that is engaged in any activities involving either (i) products which compete, directly or indirectly, with the business of the Company or its affiliates, products produced or proposed to be produced by the Company or its subsidiaries or affiliates or (ii) information, processes, technology or equipment that competes with information, processes, technology or equipment in which the Company or its subsidiaries or affiliates has a proprietary interest, competing with products or services offered by the Company; provided , however , that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not exceed at any one time, one percent of any class of stock or securities of such company, so long as Employee has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

7.2.
No Solicitation .. The Employee agrees and undertakes that during the term of her or her employment with the Company and for a period of twelve (12) months provided thereafter, the Employee will not directly or indirectly including personally or in any business of which it is an officer, director, joint venturer, partner or shareholder:

(i)
Solicit, entice, canvass or approach or endeavor to solicit, canvass or approach any person who, to her or her knowledge, was provided with services by the Company or provided services to the Company as a vendor or supplier or its parent or subsidiaries at any time during the twelve (12) months immediately prior to the termination date (i) for the purpose of offering services or products which directly compete with the business of the Company or its affiliates or its Proprietary Information, (ii) for the purpose of interfering with the Company’s relationship with such entity or person, or (iii) to cease doing business with Company or its affiliates, reduce its relationship with Company or its affiliates or refrain from establishing or expanding a relationship with Company or its affiliates or in any other way interfere with the Company’s or its affiliates’ relationships with its customers, vendors or suppliers; or

(ii)
Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its parent or subsidiaries any person employed by the Company or its parent or subsidiaries any time during the twelve (12) months immediately prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or similar capacity.

7.3.
Severability .. If any one or more of the terms contained in this Section 7 shall, for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

8.	MISCELLANEOUS

8.1.	Governing Law .. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

8.2.
Assignments .. Employee may not assign or transfer any right, claim or obligation provided herein. The Company may assign or transfer any right, claim or obligation provided herein, provided that any right of the Employee under this Agreement shall not be diminished.

8.3.
Notices .. The addresses of the parties for the purposes of this Agreement shall be as specified in the preamble hereto and/or any other address as notified by either party to the other from time to time. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by the notifying party to the other party via fax, e-mail, registered mail or personal delivery service. Notices shall be deemed effective 72 business hours after sending same by registered mail, postage prepaid, to the other party at the address noted above, 24 business hours after their authenticated transmission via fax, or e-mail and immediately upon their personal delivery by courier or other personal delivery service.

8.4.	Construction .. Words in the masculine gender shall include the feminine and vice versa.

8.5.
Entire Agreement .. This Agreement contains the entire understanding of the parties. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof.

8.6.	Amendments .. This Agreement may not be altered, modified or amended except by a written instrument signed by the parties.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written:

/s/ Rami Efrata	/s/ Liat Sossover
BRAINSTORM CELL THERAPEUTICS LTD.	EMPLOYEE
By: Rami Efrata
Title: CEO

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Exhibit A

1.
Manager's Insurance Policy .. The company shall contribute funds on behalf of its employees to a Managers Insurance Fund in the name of the Employee (“ Fund ”) and disability insurance for loss of ability to work (“ Disability Insurance ”) as specified below.

1.1.
The Company shall allocate to the Fund, an aggregated amount equal to thirteen and a third percent (13.33%) in the following portions; five percent (5%) of each monthly Salary for pension compensation and eight and a third percent (8.33%) of each monthly Salary to severance compensation. Moreover, the Company will allocate for the purpose of the Disability Insurance a maximum premium up to 2.5% of Employee's monthly Salary, as provided by the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay ( section 14 ). The Company shall deduct from Employee's monthly Salary an aggregated amount equal to five percent (5%) of Employee's monthly Salary for the Fund.

1.2.	The aforementioned allocations shall be in lieu of Severance Pay according to the Severance Pay Law 5723-1963 (“ Severance Pay Law ”) (section 14).

2.
Education fund .. The Company shall pay a sum as high as the recognized deductible cap by the tax authorities, but in any event no more than 7.5% of the Salary and shall deduct 2.5% from the Salary to be paid on behalf of Employee toward a further education fund. Use of these funds shall be in accordance with the by-laws of the fund. The Employee hereby grants her consent to such a deduction provided in this section herein.

3.
Options .. The employee shall be entitled to participate in the Company’s approved Employee Stock Option Plan of Brainstorm Cell Therapeutics Inc. (“BCLI”) The Employee shall be granted 400,000 options to purchase Common Stock of BCLI upon such terms and conditions set forth by the Board of Directors. (Subject to the approval of the company's Board of Directors).

Purchase price shall be the share price at the end of the trading day of the Board of Directors approval.
The option shall vest 1/3 each anniversary.
Option shall expire Ten years from grant date.